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                                                                  EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT


October 17, 2000


Ms. Candace Crawford
3230 Corinth Ave.
Los Angeles, Ca. 90066


Dear Candace:

                  I am pleased to offer you the position of Vice President and Chief Financial Officer of Obagi Medical Products, Inc. (the "Company") on the following terms:


A.                DUTIES

                  You will perform the duties customarily associated with this position with respect to the Company's operations on a full-time basis, and will report directly to the President and Chief Executive Officer of the Company. Your employment will commence no later than November 15, 2000


B.                COMPENSATION

SALARY: Your salary shall be $180,000 per annum subject to annual cost of living increases based on the Consumer Price Index for All Items, All Urban Consumers for the Los Angeles-Anaheim-Riverside, CA area or such greater increase as may be approved by the Company's Board of Directors in its discretion. Your salary shall be paid in accordance with the Company's normal payroll practices, subject to standard payroll deductions and withholdings.

ANNUAL PERFORMANCE BONUS: You shall be entitled to an annual performance bonus of up to 30% of your base salary based on the achievement of certain individual and corporate goals as set forth in Exhibit A attached hereto. No bonus is payable unless you are employed by the Company on December 31 of the applicable year. All bonuses will be subject to the legal deductions and withholdings, etc. as customary. You are guaranteed a minimum bonus of $25,000.00 for calendar 2001, payable no later than March 1, 2002.

STOCK OPTION GRANT: The Company will grant you 50,000 Incentive Stock Options ("ISO's") to purchase the common stock of the Company. The terms of such ISO's are set forth in Exhibit B attached hereto.


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CAR ALLOWANCE: You will receive $800 per month as a car allowance, subject to the standard payroll deductions and withholdings, which you shall apply to any and all vehicle operation, lease and/or purchase expenses.

BENEFITS: You will be eligible for three weeks vacation annually and sick leave according to standard Company policy. You will also receive all other benefits the Company provides to its senior employees (e.g., health and dental insurance coverage, participation in the Company's 401(k) plan).

C.                EXPENSES

                  The Company shall reimburse you for all other reasonable, ordinary and necessary expenses incurred in the performance of your duties (such reimbursement shall be conditioned upon the submission of reasonable detailed receipts and/or invoices substantiating such expenses).

D.                TERMINATION

                  Either you or the Company may terminate your employment with or without cause, at any time, for any reason whatsoever by giving at least 30 day prior written notice. This at-will employment relationship cannot be changed except in writing signed by the Chairman of the Board of the Company.

                  If the Company terminates your employment without cause during the first year of your employment, you will receive as your sole severance, your base salary and benefits for six (6) months payable in accordance with the Company's normal payroll practices, subject to standard payroll deductions and withholdings. These payments shall cease immediately if you violate any provision of this agreement, including the provisions of Section F. If the Company exercises this right to terminate your employment without cause, no compensation will be owed to you other than the severance payment referred to in the previous sentence.

                  If you voluntarily terminate your employment except for Good Reason (as defined below), if you die or become physically or mentally disabled (subject to the Company's requirement to comply with all applicable laws), or if the Company terminates your employment for cause, all compensation and benefits shall cease immediately, and you will receive no severance benefits. For purposes of this agreement, termination for cause shall mean material misconduct, including, but not limited to (i) conviction of any felony or any crime involving moral turpitude or dishonesty or which is punishable by imprisonment in a state or federal correctional facility;
(ii) participation in a fraud or act of dishonesty against the Company or any of its customers or suppliers; (iii) willful and material breach of any rules or regulations of any government or regulatory body, which is or is reasonably expected to be materially injurious to the financial condition of the Company; (iv) refusal to perform your duties on a full-time basis; (v) material breach of this Agreement; (vi) intentional damage to Company property; (vii) a material violation of any fiduciary duty owed to the Company. In


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the case of sections iii, iv, and v, Company must provide Employee with written notice of their intent to terminate and Employee shall be given 30 days to correct the "cause" in order to avoid termination. The determination as to the adequacy of such "corrective" action on the part of the employee shall be subject to the good faith and reasonable determination of the Board of Directors of the Company.

E.                TERMINATION FOR GOOD REASON

                  If you terminate your employment for Good Reason (as Defined), you shall be entitled to receive the severance payments as set forth in D to this Agreement. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the following events unless such events are corrected within 30 days following written notification by you to the Company that you intend to terminate employment for one of the reasons set forth below:

         (1) A material breach of any material provisions of this Agreement including, but not limited to, the assignment to you of any duties inconsistent with your current position in the Company or an adverse alteration in the nature or status of your responsibilities;

         (2) The Company's requiring you to be based in a geographic area other than in the Los Angeles/Long Beach area;

         (3) The assignment of you without your consent to a position of a lesser title, status or degree of responsibility than the position provided herein;

         (4) The occurrence of a change in control of the Company which shall be defined as (i) the sale of substantially all of the assets of the Company; or (ii) the acquisition by one or more unaffiliated third parties in a merger, exchange or acquisition of more than 50% of the equity securities in the Company in a single transaction or in a series of transactions other than the Company's or its existing shareholders' (including their assignees) issuing or selling of shares of the Company's equity securities pursuant to an underwritten public offering of existing shareholders.


F.                POLICIES AND PROCEDURES

                  You will be expected to abide by all Company policies and procedures. Company may issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees. These materials are general guidelines for your information and shall not be construed to alter, modify, or amend this agreement for any purpose whatsoever, and this agreement shall control over such policies, to the extent of any conflict.


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G.                CONFIDENTIALITY/NON-COMPETITION

                  At any time following execution of this agreement, you agree not to use or disclose, directly or indirectly, for any reason, whatsoever or in any way any confidential information or trade secrets of Company, including, but not limited to, information with respect to Company as follows: the identity, lists, and/or descriptions of any customers of Company; financial statements, cost reports, and other financial information; product or service pricing information; contract proposals and bidding information; processes, policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements thereto, other than (i) at the direction of Company during the course of your employment (ii) after receipt of the prior written consent of Company, (iii) as required by any court or governmental regulatory agency having competent jurisdiction over Company, or (iv) information made public by Company.

                  You agree that all copyrights, trademarks, tradenames, service marks, inventions, processes and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by you while you are employed by the Company that relate to the Company's business, or that result from any work performed by you for the Company, shall be the sole property of the Company, and you hereby assign to the Company any right or interest that you may otherwise have in respect thereof. Upon the reasonable request of the Company, you shall execute, acknowledge, deliver and file any instrument or document necessary or appropriate to give effect to this provision and do all other acts and things necessary to enable the Company to exploit the same or to obtain patents or similar protection with respect thereto. You agree that the covenants set forth in this paragraph shall accrue to the benefit of Company, irrespective of the reason for termination of the other provisions of this agreement and the corresponding employment relationship created hereby.

H.                MISCELLANEOUS

                  To ensure rapid and economical resolution of any disputes which may arise with the Company, or any of its officers or directors or under this agreement, you agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims whether for race, sex, sexual orientation, religion, national origin, age, marital status, or medical condition, handicap or disability, or otherwise) arising from any such dispute or regarding the interpretation, performance, enforcement or breach of this agreement shall be resolved by final and binding arbitration under the Judicial Arbitration and Mediation Services Rules of Practice and Procedure in Los Angeles, California. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings.

                  If any provision of this agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, and this agreement and each separate provision hereof shall be construed and enforced as if such illegal invalid, or unenforceable provision had never comprised a part of this agreement, and the remaining


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provisions of this agreement, shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable, if such reformation is allowable under applicable law.

                  This agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. You agree that, except as provided herein, no other representations or promises were made to you regarding your employment with the Company. This agreement shall be construed and interpreted in accordance with the laws of the State of California.

                  We look forward to your joining the Company and to a successful and enjoyable working relationship.

Sincerely,

Obagi Medical Products, Inc.


By:  /s/ Phillip J. Rose
   ---------------------------
     Phillip J. Rose,  R. Ph.
     President and CEO



Accepted By:


/s/  Candace Crawford
----------------------------------
Candace Crawford



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